Exhibit 4.39

The Directors of
Aegean Marine Petroleum S.A. and
Aegean Petroleum International Inc.
c/o Akti Kondyli 10
185 45, Piraeus
Greece

21 June 2011

Dear Sirs

Uncommitted facility letter

1.	The Facility

1.1
We, ABN AMRO Bank N.V. (the Bank), are pleased to make available to Aegean Marine Petroleum S.A. (registered in the Liberia, company number C-76656) and Aegean Petroleum International Inc. (registered in the Marshall Islands, company number 28486) (each a Borrower and together the Borrowers) an uncommitted facility (the Facility) on the terms and conditions set out in this Facility Letter. Capitalised terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Bank's Commodity Facility Terms and Conditions.

1.2	The Facility will be guaranteed by Aegean Marine Petroleum Network Inc. (registered in the Marshall Islands, company number 14958) (the Guarantor).

1.3
The Facility may be utilised by way of Advance, Bank Undertaking or Overdraft and must be used solely for the financing of the Borrowers' normal bunkering activities, specifically the purchase of goods under (Standby) Letters of credit ((SB)L/C's) or open account and related costs secured by a pool of bunker receivables (Facility Purpose), described in more detail in Schedule 1.

1.4
The aggregate of all Utilisations under the Facility must at no time exceed USD 200,000,000 (the Overall Limit) and shall at all times be covered by the total Net Eligible Collateral Value as specified below in Clause 4.6.

1.5	The Facility is also subject to the following sub limits (each a Sub Limit):

(a)
a sub limit of USD 60,000,000 to finance goods stored in Borrowers' own vessels (floating storage) off shore Fujairah (United Arab Emirates) represented by Bills of Lading (B/L's) and to finance receivables of goods sold and delivered but not yet invoiced (Sub Limit Purpose), described in more detail in Schedule 1 (Sub Limit 1);

and

(b)
a sub limit of USD 30,000,000 to finance goods in transit to Fujairah, specifically goods represented by B/L's (to be) presented under import Letters of Credit (L/C's) (Sub Limit Purpose), described in more detail in Schedule 1 (Sub Limit 2).

1.6
Any amount utilised under a Facility or Sub Limit must be used solely for the applicable Facility or Sub Limit Purpose. The Bank shall not be obliged to investigate or monitor the use or application of the proceeds of Utilisations.

ABN AMRO Bank N.V., established at Amsterdam. Trade register nr. 34334259.

Initials:	Borrower(s)	Bank

1.7
The Borrowers may request Utilisations in US dollars (the Base Currency) or any Optional Currency. If it is found that the Overall Limit or any Sub Limit is being exceeded, the relevant Borrower shall, promptly on the Bank's demand, repay or prepay such amount of any Utilisation as is necessary to reduce the aggregate amount of all Utilisations (or all Utilisations under the relevant Sub Limit, as the case may be) to below or equal to the Overall Limit (or the relevant Sub Limit, as the case may be).

1.8
The Facility is made available (and this Facility Letter is) subject to the Bank's Commodity Facility Terms and Conditions and the Bank's General Conditions, as these may be amended from time to time. In the event of conflict between these documents, this Facility Letter shall prevail. In the event of conflict between the General Conditions and the Commodity Facility Terms and Conditions, the latter will prevail. Copies of the Commodity Facility Terms and Conditions and the General Conditions are enclosed and acceptance by the Borrowers of the Facility Letter implies receipt and acceptance of these documents and the content thereof.

1.9
The Facility is repayable and subject to cancellation at any time upon the Bank's written demand. Accordingly, the Facility is subject to review at any time at the Bank's discretion, as set out further in clause 6 (Repayment) of the Bank's Commodity Facility Terms and Conditions.

2.	Conditions precedent to all Utilisations

2.1	No Borrower shall request any Utilisation until the Bank has received the documents and other evidence specified below in a form and substance satisfactory to the Bank:

(a)	this Facility Letter, duly signed as accepted by the Borrowers;

(b)
duly completed signature card together with all other documents required by the Bank to establish a client relationship and conforming to guidelines as may be laid down by applicable banking and regulatory bodies.

(c)	certified copies of the directors and shareholders' resolutions (if required by the Bank) of each Obligor authorising it to enter into the Finance Documents;

(d)	certified copies of the current constitutional documents of each Obligor;

(e)
a certified copy of the marine cargo insurance policy of each of the Borrowers covering the usual risks, including but not limited to risks occurring during transportation, transit and storage of the goods and showing the Bank endorsed as loss payee;

(f)	a positive legal opinion on the effectiveness of waiver from the other banks of the Borrowers in respect to receivables and inventories being pledged to the Bank; and

(g)	a copy of any other document, approval, authorisation, opinion or assurance requested and specified by the Bank.

2.2	No Borrower shall request any Utilisation until the Bank has received the documents (each a Security Document) specified below in a form and substance satisfactory to the Bank:

(a)
first ranking pledge of title documents (such as acceptable warrants and acceptable full sets of B/L's issued or assigned to bearer or endorsed either in blank or to the order of the Bank) that are or will be in the possession of the Bank, in accordance with the General Banking Conditions, in particular article 24 thereof;

(b)	first ranking pledge from each of the Borrowers in respect of credit balances in bank accounts held with the Bank, in accordance with the General Banking Conditions, in particular article 24 thereof;

ABN AMRO Bank N.V., established at Amsterdam. Trade register nr. 34334259.

Initials:	Borrower(s)	Bank

(c)
an original guarantee according to the laws of the State of New York (Guarantee & Agreement) from the Guarantor, duly executed on behalf of the Guarantor covering the liabilities of the Borrowers under the Finance Documents (enclosed);

(d)	an original assignment of receivables according to English law (Deed of Assignment), from each of the Borrowers, duly executed on behalf of that Borrower (enclosed);

(e)	an original pledge of stock according to English law (Pledge and Master Trust Receipt) from each of the Borrowers, duly executed on behalf of that Borrower (enclosed); and

(f)	an original Declaration of Joint and Several Liability between the Borrowers, duly executed on behalf of the Borrowers (enclosed); and

(g)	any other documents or amendments to the Security Documents which the Bank may from time to time reasonably require.

3.	Financial covenants

3.1
Each Borrower shall ensure that at all times the working capital of the Group is not less than USD 75,000,000 where the Group's working capital is the total of its current assets less its current liabilities and any loans it has made to shareholders, directors or related companies.

3.2
Each Borrower shall ensure that at all times the liable capital of the Group is not less than USD 375,000,000 where the Group's liable capital is the total of its capital, revenue reserves, minority interests and subordinated debt, less its intangible assets and any loans it has made to shareholders, directors or related companies.

3.3
Each Borrower shall ensure that at all times the current ratio of the Group is not less than 1.15 where the Group's current ratio is the total of its current assets (less loans it has made to shareholders, directors or related companies) divided by its current liabilities.

3.4
For the purposes of this paragraph 3 and paragraph 4, Group means Aegean Marine Petroleum Network Inc. (the Parent) and each company that is treated as its subsidiary in its consolidated financial statements.

4.	Special conditions

4.1
Clause 7.1 of the Bank's Commodity Facility Terms & Conditions is hereby deleted and replaced in its entirety with the following wording: "It shall deliver to the Bank the audited consolidated annual accounts of the Group (prepared by an acceptable auditing firm) within 180 days after the end of the financial year to which they relate as well as the quarterly management figures of the Group within 60 days after the period to which they relate and promptly provide the Bank with such other information about itself an/or the Group as the Bank may reasonably require."

4.2
The Borrowers shall, on the Bank's request, provide the Bank with information about the goods and receivables being financed under the Facility or forming part of the Collateral, such as copies of purchase and sales contracts and their payment terms and delivery terms, details of the quantity and price of goods being financed and related freight costs, forwarders and warehouses being used.

4.3
The Borrowers will not present to the Bank any business or transaction in which a party, directly or indirectly, is involved that is sanctioned by EU and/or Dutch law and/ or United Nations resolutions and/or United States and/or OFAC regulations (a "Sanctioned Party") .

If the Borrowers know or (should) have reason to believe that a Sanctioned Party is or may be involved in a business or transaction that is conducted through the Bank, the Borrowers will immediately notify the Bank thereof and provide all information on the transaction and the Sanctioned Party that may be relevant for the Bank, or as reasonably requested by the Bank.

ABN AMRO Bank N.V., established at Amsterdam. Trade register nr. 34334259.

Initials:	Borrower(s)	Bank

In such case, the Borrowers shall use its best efforts to either:

(a)	prevent involvement of such a Sanctioned Party; or

(b)	replace such Sanctioned Party from the business or transaction.

If involvement of a Sanctioned Party cannot be prevented or a Sanctioned Party cannot be replaced, the Bank is released from any obligations under this Facility Letter, regarding the respective business or transaction. The Borrowers shall use its best efforts to legally allow the Bank to exit the business or transaction without costs or other negative consequences for the Bank. Furthermore, the Borrowers shall indemnify the Bank for any costs, expenses or damages incurred in connection with the transaction involving the Sanctioned Party.

4.4	The Facility is subject to the following conditions subsequent:

(a)	Each Borrower shall permit the Bank to perform a global risk audit on each of the Borrowers within 6 months of first Utilisation under the Facility in a form and substance satisfactory to the Bank.

(b)	Each Borrower shall provide the Bank with quarterly overviews of all receivables together with a specification which banks finance which receivables in a form and substance satisfactory to the Bank;

(c)	Upon request of the Bank, the Borrowers shall provide the Bank with stock reports in a form and substance satisfactory to the Bank from an acceptable independent inspector.

4.5	Each Borrower shall ensure that the Bank is at all times the sole financing bank in respect of the goods stored in Borrowers' own vessels (floating storage) financed under Sub Limit 2.

4.6
Each Borrower shall deliver to the Bank a collateral report in a form and substance satisfactory to the Bank which may act as additional security to the Bank under the Facility (the Collateral Report). Such Collateral Report must be presented by the Borrowers on a weekly basis or at such shorter intervals as the Bank may require. Each Collateral Report must:

(i)
set out the total net eligible collateral value (the Net Eligible Collateral Value) which shall be the Value of the Collateral calculated in accordance with Schedule 1 less open account trade creditors which term shall include all suppliers of goods, outstanding storage costs, freight and other transportation costs, insurance premiums, and any other costs which may give rise to any encumbrance);

(ii)	contain such other information as the Bank may request from time to time.

Section 3 (Collateral coverage) of the Commodity Facility Conditions shall be construed as if the references to "Collateral Value" in that section were to "Net Eligible Collateral Value".

4.7
The delivery of the Collateral Report must include detailed overviews of the stock and of the receivables, specifically a full list of receivables (counterparty, delivery date, invoice number, receiving vessel, du date, etc.), details and status of the goods in transit and copy B/L of the goods to be discharged into the floating storage during the previous 7 days showing the Bank as consignee. The Bank may request the Borrowers to provide further copies or evidence of these as it may so wish. The Collateral Report will be sent together with a confirmation signed by an authorised representative of the respective Borrower stating that the receivables and stocks as set out in the Collateral Report are duly assigned to the Bank as per the general documentation.

ABN AMRO Bank N.V., established at Amsterdam. Trade register nr. 34334259.

Initials:	Borrower(s)	Bank

4.8
Each Borrower shall ensure at all times that the aggregate amount of its Utilisations is no more than the Net Eligible Collateral Value. If at any time a Borrower is aware that the aggregate amount of its Utilisations is more than the Net Eligible Collateral Value, such Borrower shall immediately repay such sum or provide such additional Collateral in each case equal in value to the amount by which the total Utilisations exceed the Net Eligible Collateral Value.

4.9
The Bank will not make any Utilisation available if, on the date of its Utilisation Request or its proposed Utilisation Date, any representation given or deemed to be repeated by the Borrowers under any of the Finance Documents (including the Commodity Facility Terms and Conditions as they apply to this letter) is untrue in any material respect.

5.	Notice

Any notice hereunder shall be in writing (including telex) and shall be deemed duly given, if sent by recorded delivery letter, on the fifth business day after posting and, if delivered by hand or sent by telex (and confirmed "answerback" received) during business hours in the place to which it is delivered or sent, immediately, or if outside business hours, then on the next business day. Such notices with respect to any party hereto shall be sent to the following addresses or any other address subsequently notified by any party to the others:

Borrowers:	Aegean Marine Petroleum S.A. and Aegean Petroleum International Inc.
c/o Aegean Marine Petroleum Network Inc.
Akti Kondyli 10
185 45, Piraeus
Greece
Fax. +30 210 4586 271
Att. Spyros Gianniotis

Bank:	ABN AMRO Bank N.V.
ECT / Commodities
Coolsingel 93
3012 AE Rotterdam
The Netherlands
Fax. +31 10 401 6964
Attn. Wendy See - GL1260

6.	Governing law

6.1
This Facility Letter is governed by and construed in accordance with Dutch law. All disputes arising from this Facility Letter shall be settled by the competent court in The Netherlands, without prejudice to the Bank's right to bring any dispute before any foreign court of competent jurisdiction.

6.2
Each Borrower irrevocably waives any objections it may now or hereafter have to the commencement of any action or proceeding in any court and any claim the Borrowers may now or hereafter have that any action or proceeding has been brought in an inconvenient forum.

7.	Acceptance

7.1
The Borrowers may confirm its acceptance of the terms and conditions of this Facility Letter by signing the acceptance on the enclosed duplicate of this Facility Letter and returning it to the Bank, together with the documents and other evidence required to be delivered pursuant to paragraph 2 within 30 days of the date of this Facility Letter. If the offer to make available the Facility contained in this Facility Letter is not so accepted by the Borrowers within that period, it shall lapse.

ABN AMRO Bank N.V., established at Amsterdam. Trade register nr. 34334259.

Initials:	Borrower(s)	Bank

7.2
This Facility Letter will cancel and supersede any previous facility letter issued by the Bank to the Borrowers with effect from the date it is accepted. For the avoidance of doubt, this Facility Letter will not cancel any outstanding obligations of any Borrower under previous facility letters: these obligations will become obligations under the Facility.

Yours faithfully,
For and on behalf of
ABN AMRO Bank N.V.

/s/ Phiroze Mogrelia	/s/ S. Kasmi
Phiroze Mogrelia	S. Kasmi

We accept and agree to the terms of this Facility Letter:

Executed by Aegean Marine Petroleum S.A.
acting by:	/s/ S. Gianniotis
Name: S. Gianniotis
Title: CFO
Date:

We accept and agree to the terms of this Facility Letter:

Executed by Aegean Petroleum
International Inc. acting by:	/s/ S. Gianniotis
Name: S. Gianniotis
Title: CFO
Date:

Name:
Title:
Date:

ABN AMRO Bank N.V., established at Amsterdam. Trade register nr. 34334259.

Initials:	Borrower(s)	Bank

We confirm in our capacity as Guarantor under the Guarantee dated ____________________ granted by us in favour of the Bank that we have read and understand this Facility Letter and are aware of and understand the nature of the transactions that may be financed under this Facility Letter and the corresponding obligations that may arise under the Guarantee:

Executed by Aegean Marine Petroleum
Network Inc. acting by:	/s/ S. Gianniotis
Name: S. Gianniotis
Title: CFO
Date:

Name:
Title:
Date:

Enclosures:	General Conditions ABN AMRO Bank N.V.
Commodity Facility Terms and Conditions
Guarantee & Agreement
Deed of Assignment (2x)
Pledge and Master Trust Receipt (2x)
Declaration of Joint and Several Liability

ABN AMRO Bank N.V., established at Amsterdam. Trade register nr. 34334259.

Initials:	Borrower(s)	Bank

Schedule 1 — Facility

Collateral	Determination of Value	Collateral Value*	Limit	Max. Financing Tenor
Goods in transit, paid for, represented by a full set of original Bills of Lading** issued to order of the Bank or in negotiable form (B/L’s) (to be) received under import (standby) Letters of Credit ((SB)L/C’s)	Market value	70%	Sub Limit 2	15 days from L/C issuance date
Goods in floating storage, pledged to the Bank and either (i) paid for and represented by B/L's** in the possession of the Bank, or (ii) represented by B/L's** (to be) received under import Letters of Credit (L/C's) (no-commingling of stock, stock report from independent inspector upon request of the Bank).	Market value	75%	Sub Limit 1	30 days from date of transshipment
Receivables of goods sold and delivered but not yet invoiced, assigned to the Bank, domiciling payment to the Borrower's account held with the Bank***	Sales value****	80%	USD 20,000,000 under Sub Limit 1	7 days from delivery date
Receivables, assigned to the Bank, domiciling payment to the Borrower's account held with the Bank***	Sales invoice value	90%	Overall Limit	45 days from delivery date
Cash deposits: charged to the Bank or held in an account in the Bank's name	Amount of the deposit	100%	Overall Limit	n.a.

*	Expressed as a percentage of the Value of the relevant Collateral.

**	Charter party B/L's showing a clause which permits delivery of the goods without the handing over of an original B/L will not act as collateral to the Bank.

***
Payments of receivables to the Bank are to be made without offset or counterclaim. Each Borrower undertakes to ensure that payment under each invoice is to be made without offset or counterclaim to the relevant Borrowers' account with the Bank. Receivables that do not comply with the foregoing or are unpaid 30 days after the due date will not be assigned a Collateral Value.

The Bank reserves the right to notify debtors of the assignment of their debt to the Bank and/or take any such action as it may deem necessary to ensure the Bank's security over the debt is perfected. Such action will be notified to you when considered appropriate.

For all receivables a cap of USD 5,000,000 applies per obligor (with some exceptions to be approved by the Bank at the Bank's sole discretion).

****	As set out in the Collateral Report.

Commission and Fees	Documentary fees:
	-	An all-in fee of 1.75% over the maximum of the L/C amount will be charged per quarter or part thereof.
	-	An all-in fee of 2% over the maximum of the SBL/C amount will be charged per quarter or part thereof.
	-	An all-in fee of 1.25% over open account payment will be charged flat.
Interest Rate
For the purpose of this Facility the definition of Interest Rate as specified in Clause 11.2 of the Bank's Commodity Terms and Conditions is herewith amended and replaced with the following:

"Interest Rate means, in relation to a Utilisation that is subject to interest charges,

ABN AMRO Bank N.V., established at Amsterdam. Trade register nr. 34334259.

Initials:	Borrower(s)	Bank

the rate that is the aggregate of Cost of Funds and the Margin for that Utilisation." The Cost of Funds will fluctuate and is regularly adjusted by the bank as market conditions change.
Margin	The Margin for Advances and Overdrafts is 2.40% per annum.
Other
Arrangement fee: USD 250,000 (two hundred fifty) flat per annum payable upon signature of this Facility Letter and before drawing.
Expenses and costs: expenses and costs, including but not limited to legal fees and out-of-pocket expenses, if any, incurred by the Bank in preparing, perfecting and maintaining the Facility granted under this Facility Letter are to be borne by you and charged to your account with the Bank.

ABN AMRO Bank N.V., established at Amsterdam. Trade register nr. 34334259.

Initials:	Borrower(s)	Bank